                                      AGREEMENT

         Agreement made as of the ___ day of __________, 1996, by and between Kapson Senior Quarters Corp., a Delaware corporation, with its principal place of business at 242 Crossways Park West, Woodbury, New York 11797 (the "Company"), and ______________, residing at __________________________________
(the "Executive").

                                 W I T N E S S E T H :

         WHEREAS, the Company desires to employ Executive as its and Executive is willing to serve in such capacities;
and


         WHEREAS, the Company and Executive desire to set forth the terms and conditions of such employment.

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the Company and Executive agree as follows:
         1.   EMPLOYMENT.

         (a) The Company hereby agrees to employ Executive, and Executive agrees to be employed by the Company, on the terms and conditions herein contained as its _____________________________. Executive shall report to the Board of Directors of the Company (the "Board") as ___ and shall have such duties, authority and responsibilities commensurate with such position for similarly sized public companies. In addition, if elected as Chairman of the Board, Executive shall serve in such capacity.

         (b) During the Term of Employment, the Company hereby agrees to recommend Executive to be elected as a member of the Board.


         (c) Executive shall devote substantially all of his business time, energy, skill and efforts to the performance of his duties hereunder and shall faithfully serve the Company. The foregoing shall not prevent Executive from participating in not-for-profit activities, from managing his passive personal investments or from serving on up to two (2) boards of directors of for-profit entities that do not compete with the Company, provided that these activities do not materially interfere with Executive's obligations hereunder. In addition, Executive may spend such time as he reasonably believes required to perform his obligations to the Company pursuant to any Operating Agreements (as defined below). Such activities are not within the scope of Executive's duties and obligations under this Agreement and, accordingly, when functioning in connection with any Operating Agreements, the Executive shall have no fiduciary duty to the Company as a result of his position with the Company.


         (d) Upon the request of the Board, Executive shall also serve as a director or officer of subsidiaries in positions commensurate with his position with the Company without additional compensation. If any compensation is paid Executive by such subsidiaries, they shall be a credit against amounts due hereunder.

         2.   TERM OF EMPLOYMENT.

         (a) Except for earlier termination as provided in Section 7 hereof or as extended in this Section 2, Executive's employment under this Agreement (the "Employment Term") shall be for a term of five (5) years commencing on the consummation of the initial public offering of the Company's Common Stock (the "Commencement Date"). The Employment Term shall be automatically renewed for successive one-year terms unless either party gives written notice to the other at least six months prior to the expiration of the then Employment Term of such party's election to terminate Executive's employment hereunder effective at the end of the then current Employment Term.


         (b) Notwithstanding anything else herein, the provisions of Sections 9 and 10 hereof shall survive and remain in effect notwithstanding the termination of the Employment Term or a breach by the Company or Executive of this Agreement or any of its terms.

         3.   COMPENSATION.

         (a) As compensation for his services under this Agreement, the Company shall pay Executive a base salary at a rate of at least $213,000 per year. Such base salary shall be payable in accordance with the Company's normal payroll practices. Executive's base salary shall be reviewed annually by the Company and shall be increased as of the first day of each fiscal year by no less than the increase in the Consumer Price Index - Urban Wage Earners (or, in the event such index is no longer published, such other index as is determined in good faith to be comparable by the Board) from the penultimate month prior to the beginning of the fiscal year being completed to the penultimate month of the fiscal year being completed (as so increased, "Base Salary").

         (b) In addition to the Base Salary, the Company may, in its sole discretion, pay Executive bonuses from time to time and provide for additional compensation.

         4.   BENEFITS AND FRINGES.

         (a) During the Employment Term, Executive shall be entitled to such benefits and fringes, if any, as are generally provided from time to time by the Company to its senior executive officers, including pension, retirement, savings, welfare and other employee benefit plans and arrangements.

        (b) The Company shall, during the Employment Term, provide Executive with a leased automobile at a level and under arrangements commensurate with the practice of Executive's predecessor employer.

         (c) The Company shall, during the Employment Term, pay any initiation fees, dues or other fees for Executive's membership in a club of Executive's choice. Executive shall be responsible for any income tax due as a result of Executive's personal use of such club. The Company, to the extent permitted by law, shall not treat the business use as compensation to the Executive.

         (d) The Company shall, during the Employment Term, provide long term disability coverage for Executive providing for a benefit of at least sixty-five (65%) of

Executive's Base Salary based on his own occupation or comparable occupation level and with a waiting period of not longer than six (6) months ("Long Term Disability Coverage").

         (e) Except as otherwise specifically provided herein, the Executive shall be responsible for the tax consequences of all benefits and fringes.

         5.   EXPENSES.


         The Company shall reimburse Executive in accordance with its expense reimbursement policy as in effect from time to time for all reasonable expenses incurred by Executive in connection with the performance of his duties under this Agreement upon the presentation by Executive of an itemized account of such expenses and appropriate receipts.

         6.   VACATION.

         During the Employment Term, Executive shall be entitled to vacation in accordance with the Company's practices, provided that Executive shall be entitled to at least four (4) weeks paid vacation in each full calendar year.

         7.   TERMINATION.

              (a) Executive's employment under this Agreement and the Employment Term shall terminate upon any of the following events:

                   (i)       Automatically on the date of Executive's death.

                   (ii) Upon written notice given by the Company to Executive if Executive is unable to substantially perform his material duties hereunder for one hundred eighty (180) continuous days during any period of three hundred sixty (360) consecutive days by reason of physical or mental incapacity.

                   (iii) Upon written notice by the Company to Executive for Cause. Cause shall mean (A) Executive being convicted of (or pleading nolo contendere to) a felony (other than a traffic violation);(B) refusal of the Executive to attempt to perform his obligations under this Agreement, or follow any direction of the Board consistent with this Agreement, which in either case is not remedied within ten (10) business days after receipt by Executive of written notice from the Company specifying the details thereof, provided the refusal to follow a direction shall not be Cause if Executive in good faith believes that such direction is not legal, ethical or moral or not within the scope of his duties pursuant to this Agreement and promptly notifies the Board in writing of such belief;(C) Executive's gross misconduct or wilful malfeasance with regard to the business, assets or employees of the Company which in either event has a material adverse effect on the Company and its subsidiaries in the aggregate; or (D) any other breach by Executive of a material provision of this Agreement that remains uncured for twenty (20) business days after written notice thereof is given to Executive or such longer period as may reasonably be required to remedy the default, provided that the Executive endeavors in good faith to remedy the default.

                   (iv)      Upon written notice by the Company without Cause.

                    (v) Upon the voluntary resignation of Executive without Good Reason upon at least sixty (60) days prior written notice to the Company (which the Company may in its sole discretion make effective earlier), provided such notice shall not be given by Executive prior to the fifth anniversary of the Commencement Date.

                   (vi) Upon the date specified in the written resignation of Executive for Good Reason stating with specificity the details of the Good Reason, if the stated Good Reason is not cured within twenty (20) days of the giving of such notice. Such date of termination shall be not less than thirty (30) days and not more than ninety (90) days after the date of notice. Notice of Good Reason shall be given within one hundred eighty
(180) days of occurrence of the Good Reason event.  "Good Reason" shall mean
(A) any reduction in title or a material reduction in authority, duties or responsibilities (except temporarily during any period of physical or mental illness); (B) failure to elect Executive to the Board (and as Chairman of the Board); (C) relocation of the Company's principal place of business more than thirty (30) miles from the Company's current principal place of business;
(D) the Company giving the Executive notice of nonrenewal pursuant to Section 2(a) hereof; (E) any other material breach of any provision of this Agreement by the Company; (F) a Change in Control of the Company (as defined in Exhibit A hereto); (G) any termination by the Company or its subsidiaries of any present or future operating or management agreement (an "Operating Agreement") with the Executive (as operator of one of the Company's facilities) other than as a result of an event of default by Executive thereunder or any termination of such Operating Agreement by the Executive as a result of an event of default by Company or its subsidiary or affiliate corporations thereunder.

                   (vii) The retirement of Executive by the Company at or after his sixty-fifth (65th) birthday to the extent such termination would be legally permissible without violation of applicable age discrimination laws (provided that if a termination asserted under this subsection (a)(vii) does not qualify as such it shall be deemed a termination under subsection (a)(vi) above).
              (b) Upon termination of the Employment Term, Executive shall be promptly paid any unpaid salary and accrued vacation through his date of termination and reimbursement for any expenses incurred in connection with the official business of the Company prior to his date of termination which he would be otherwise entitled to reimbursement for in accordance with the Company's policies on the reimbursement of business expenses and any benefits or amounts under any benefit or equity plan in accordance with the terms of said plan and any fringe benefits due for the period prior to such termination. In addition, he shall be paid any declared, but unpaid bonus.


              (c) If Executive's employment is terminated by the Company without Cause or if the Executive terminates his employment pursuant to subsection (a)(vi) above, Executive shall receive:

                     (i) severance pay in an amount equal to (A) two (2) times Executive's Base Salary on the date of his termination, payable in a lump sum within thirty (30) days after such termination, plus (B) a bonus payment equal to the product of (x) a fraction, the numerator of which is the bonus paid or payable to Executive for the fiscal year prior to the fiscal year of termination of Executive's employment and the denominator of which is his Base Salary for such prior fiscal year, (y) his Base Salary for the fiscal year of the termination (prior to any improper reduction by the Company) and (z) the percentage of days in the fiscal year which occurred prior to his date of termination; and

                     (ii) continued medical coverage for a period of two (2) years following termination of Executive's employment.


                    (iii) if the Operating Agreements are also terminated pursuant to Section 7(g) below, the Executive shall also be entitled to receive an additional amount hereunder equal to twice his pro rata share of
(i) the aggregate fees earned by the operators (the "Operators") of any adult care facilities under such Operating Agreements in respect of the gross revenues of such facilities during the twelve months immediately preceding such termination less (ii) the aggregate amount of such fees that Operators were required to pay to the Company or any subsidiary of the Company for providing management services to Operators in respect of such facilities, and less (iii) any liquidated damages paid to the Executive under such Operating Agreements.


              (d) If Executive's termination is pursuant to subsection (a)(i) above, Executive's Beneficiary (as defined in the next sentence) shall continue to receive payments of Executive's Base Salary, at the same time such amounts would have been paid if Executive was still an employee of the Company for a period of six (6) months following Executive's death. For purposes of this provision, Executive's Beneficiary shall be

Executive's spouse; if Executive is not married on his date of death, Executive's children, per stirpes; and otherwise, Executive's estate.

              (e) If Executive's termination is pursuant to subsection (a)(ii) above, Executive shall be entitled to receive for the six (6) month period following the termination of Executive's employment, at the same time as it would have been paid if he was an employee of the Company, his Base Salary less any amounts actually received by him pursuant to Long Term Disability Coverage for the matching pay period. After such six (6) months, Executive shall only be entitled to any amounts due him under the Long Term Disability Coverage.

              (f) All amounts payable pursuant to this Section 7 shall be subject to required withholding. The Company shall have no other obligations to Executive as a result of his termination.


              (g) Notwithstanding any provision contained in this Agreement or any Operating Agreement to the contrary, Executive may, by written notice given within thirty (30) days of the date of Executive's resignation for Good Reason or the termination of his employment by the Company without Cause, elect to terminate his engagement as one of the Operators of any adult care facilities pursuant to any Operating Agreement, and in such event Executive shall receive the payment specified in Section 7(c)(iii) above and Executive shall have no obligations or liabilities under such agreements after the date of such election; provided, however, that Executive shall cooperate with the Company following such termination in the manner and to the extent, and shall be paid by the Company, as provided for in the applicable Operating Agreement.


              (h) Notwithstanding any other provision of this Agreement or any Operating Agreement to the contrary, Executive shall be entitled to terminate his obligations and liabilities under the Operating Agreements if Executive's employment under this Agreement terminates for any reason (including, without limitation for Cause); provided, however, that Executive shall not be entitled to the additional payment under this Agreement provided for in Section 7(c)(iii) unless the Operating Agreements are terminated pursuant to Section 7(g) above. Any provision in this Agreement which relates to any Operating Agreement shall be controlling regardless of any provision to the contrary in the Operating Agreements.

         8.   NO MITIGATION; NO SET-OFF.

         In the event of any termination of employment covered by Section 7(c), Executive shall be under no obligation to seek other employment and, in such case, there shall be no offset against any amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain. Any amounts due under Section 7 are inclusive, and in lieu of, any amounts payable under any other salary continuation or cash severance arrangement of the Company and to the extent paid or provided under any other such arrangement shall be offset from the amount due under Section 7.

         9.   CONFIDENTIAL INFORMATION AND NON-COMPETITION.

              (a) Executive acknowledges that as a result of his employment by the Company, Executive will obtain secret and confidential information as to the Company, that the Company will suffer substantial damage, which would be difficult to ascertain, if Executive shall enter into Competition, as defined below, with the Company and that because of the nature of the information that will be known to Executive it is necessary for the Company to be protected by the prohibition against Competition set forth herein, as well as the Confidentiality restrictions set forth herein. Executive acknowledges that the provisions of this Agreement are reasonable and necessary for the protection of the business of the Company and that part of the compensation paid under this Agreement is in consideration for the agreements in this Section 9.

              (b) Competition shall mean participating directly in any capacity in the day-to-day direct supervision or operations of any assisted living facility within a ten (10) mile radius of any facility operated by the Company.

         If any restriction set forth with regard to Competition is found by any court of competent jurisdiction, or an arbitrator, to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

              (c) During and after the Employment Term, Executive shall not use for his own benefit or any other person or entity other than the Company any secret or confidential information, knowledge or data relating to the Company and its business, (i) obtained by Executive during his employment by the Company and
(ii) not otherwise public knowledge or known within the Company's industry. Executive shall not, without prior written consent of the Company, unless compelled pursuant to the order of a court or other governmental or legal body having jurisdiction over such matter, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In the event Executive is compelled by order of a court or other governmental or legal body to communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it, Executive shall promptly notify the Company of any such order and shall cooperate fully with the Company, at Company expense, in obtaining a protective order.

              (d) Upon termination of Executive's employment with the Company and its affiliated entities, or at any other time as the Company may request, Executive will promptly deliver to the Company all documents (whether prepared by the Company, an affiliated entity, Executive or a third party) relating to the Company or an affiliated entity or any of their businesses or property which Executive may possess or have under his direction or control, provided, however, in the event of a termination by the Company without Cause, the Executive may continue to have the use of his automobile for thirty (30) days under the then existing arrangement.


              (e) During the period of his actual employment by the Company and its affiliated entities and for one (1) year thereafter, Executive will not enter into Competition with the Company or its affiliated entities, except if the Company's terminates his employment hereunder without Cause or he terminates such employment for Good Reason.

              (f)  In the event of a breach or threatened breach of this
Section 9, Executive acknowledges that the Company will be caused irreparable injury and that money damages may not be an adequate remedy and agree that the Company shall be entitled to injunctive relief (in addition to its other remedies at law) to have the provisions of this Section 9 enforced.

         10.  INDEMNIFICATION.

         During the Employment Term and thereafter, the Company shall indemnify Executive to the fullest extent permitted by law against any judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys' fees), and advance amounts necessary to pay the foregoing at the earliest time and to the fullest extent permitted by law, in connection with any claim, action or proceeding (whether civil or criminal) against Executive as a result of Executive serving as an officer or director of the Company or in any capacity at the request of the Company in or with regard to any other entity, employee benefit plan or enterprise, it being understood that Executive is not entitled hereunder to be indemnified for liabilities and expenses incurred by Executive as Operator of any facilities owned in whole or part by the Company or any of its affiliates. This indemnification shall be in addition to, and not in lieu of, any other indemnification Executive shall be entitled to pursuant to the Company's Certificate of Incorporation or By-laws or otherwise. Following Executive's termination of employment, the Company shall continue to cover Executive under the Company's directors and officers insurance for the period during which Executive may be subject to potential liability for any claim, action or proceeding (whether civil or criminal) as a result of his service as an officer or director of the Company at the highest level then maintained for any then or former officer or director.

         11.  EXECUTIVE REPRESENTATION

         Executive represents and warrants that he is under no contractual or other limitation from entering into this Agreement and performing his obligations hereunder.

         12.  ENTIRE AGREEMENT; MODIFICATION.

         This Agreement constitutes the full and complete understanding of the parties hereto and will supersede all prior agreements and understandings, oral or written, with respect to the subject matter hereof. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, oral or otherwise, have been made by either party, or anyone acting on behalf of either party, which are not embodied herein and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding. This Agreement may not be modified or amended except by an instrument in writing signed by the party against whom or which enforcement may be sought.

         13.  SEVERABILITY.

         Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms of provisions of this Agreement in any other jurisdiction.

         14.  WAIVER OF BREACH.

         The waiver by any party of a breach of any provisions of this Agreement, which waiver must be in writing to be effective, shall not operate as or be construed as a waiver of any subsequent breach.

         15.  NOTICES.

         All notices hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand, or one (1) day after sending by express mail or other "overnight mail service," or three (3) days after sending by certified or registered mail, postage prepaid, return receipt requested. Notice shall be sent as follows: if to Executive, to the address as listed in the Company's records; and if to the Company, to the Company at its office as set forth at the head of this Agreement, to the attention of the Chief Financial Officer with a copy to Proskauer Rose Goetz & Mendelsohn, at 1585 Broadway, New York, New York 10036, Attn: Arnold J. Levine, Esq. Either party may change the notice address by notice given as aforesaid.

         16.  ASSIGNABILITY; BINDING EFFECT.

         This Agreement shall be binding upon and inure to the benefit of Executive and Executive's legal representatives, heirs and distributees, and shall be binding upon and inure to the benefit of the Company, its successors and assigns. This Agreement may not be assigned by Executive. This Agreement may not be assigned by the Company except in connection with a merger or a sale by the Company of all or substantially all of its assets and then only provided the assignee specifically assumes in writing all of the Company's obligations hereunder.

         17.  ARBITRATION.


         Any dispute or controversy arising under or in connection with this Agreement, other than injunctive relief under Section 9(f) (provided that Executive may bring an arbitration to recover legal fees in connection with such injunctive activities under the last sentence of this Section 17) shall be settled exclusively by arbitration, conducted before a panel of three arbitrators in New York, New York, in accordance with the rules of the American Arbitration Association then in effect, and judgment may be entered on the arbitrators' award in any court having jurisdiction. The decision of the arbitrators shall be final and binding on the parties. The parties shall equally divide all costs of the American Arbitration Association and the arbitrators, except that the arbitrators shall direct the Company to reimburse Executive's portion of the cost on the same basis as set forth in the next sentence with regard to legal fees. Each party shall bear its own legal fees in any dispute except that, in the event the Executive prevails on any material issue, the arbitrators shall award the Executive his legal fees attributable to all matters other than frivolous positions taken by the Executive (as determined by the arbitrators).


         18.  GOVERNING LAW.

              All issues pertaining to the validity, construction, execution and performance of this Agreement shall be construed and governed in accordance with the laws of the State of New York, without giving effect to the conflict or choice of law provisions thereof.

         19.  HEADINGS.

         The headings in this Agreement are intended solely for convenience or reference and shall be given no effect in the construction or interpretation of this Agreement.

         20.  COUNTERPARTS.

         This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and Executive has hereunto set his hand as of the date first set forth above.



                        KAPSON SENIOR QUARTERS CORP.



                        By:
                             -------------------------------------------
                        Name:
                        Title:





                        -------------------------------------------------
                        [Executive]

                                      EXHIBIT A

For purposes of this Agreement, a Change in Control of the Company shall be deemed to have occurred if: (x) any person (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), including a "group" as defined in Section 13(d)(3) of the Exchange Act, but excluding the group consisting of Executive, his siblings, his and their spouses and issue, any trusts for the benefit of any of the foregoing (the "Executive Group"), becomes the beneficial owner of shares of common stock of the Company having at least thirty percent (30%) of the total number of votes that may be cast for the election of directors of the Company and which is greater than the total number of votes (other than through or in connection with any benefit plan of the Company or its subsidiaries) owned by the Executive Group; (y) the merger or other business combination of the Company, sale of all or substantially all of the Company's assets or combination of the foregoing transactions (a "Transaction"), other than a Transaction immediately following which the shareholders of the Company immediately prior to the Transaction continue to have a majority of the voting power in the resulting entity (excluding for this purpose any shareholder owning directly or indirectly more than ten percent (10%) of the shares of the other company involved in the Transaction); or (z) within any twenty-four (24) month period beginning on or after the date hereof, the persons who were directors of the Company immediately before the beginning of such period (the "Incumbent Directors") shall cease (for any reason other than death or the resignation of the Executive or his siblings) to constitute at least a majority of the Board or the board of directors of any successor to the Company, provided that, any director who was not a director as of the date hereof shall be deemed to be an Incumbent Director if such director was elected to the Board by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually or by prior operation of this provision, unless such election, recommendation or approval was the result of an actual or threatened election contest of the type contemplated by Regulation 14a-11 promulgated under the Exchange Act or any successor provision.